EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
September 3, 2014	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2014 3RD QTR AND 9 MONTH RESULTS

Horsham, PA, September 3, 2014 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its third quarter and nine months ended July 31, 2014.
Third Quarter Financial Highlights:

•
In FY 2014’s third quarter, net income rose 110% to $97.7 million, or $0.53 per share diluted, compared to $46.6 million, or $0.26 per share diluted, in FY 2013’s third quarter. Pre-tax income rose 122% to $151.3 million, compared to $68.3 million in FY 2013’s third quarter.

•
Revenues of $1.06 billion and homebuilding deliveries of 1,444 units rose 53% in dollars and 36% in units, compared to FY 2013’s third-quarter totals of $689.2 million and 1,059 units. The average price of homes delivered was $732,000, compared to $651,000 in FY 2013’s third quarter.

•
Net signed contracts of $949.1 million and 1,324 units decreased 4% in dollars and 6% in units, compared to FY 2013’s third-quarter totals of $992.6 million and 1,405 units. The average price of net signed contracts was $717,000, compared to $707,000 in FY 2013’s third quarter. On a per-community basis, FY 2014’s third-quarter net signed contracts were 5.25 units, compared to 6.24 units in FY 2013’s third quarter. Although this was a year-over-year decline, it was the second highest per-community third quarter total since FY 2006.

•
Backlog of $3.1 billion and 4,204 units rose 9% in dollars and 5% in units, compared to FY 2013’s third-quarter-end backlog of $2.8 billion and 4,001 units. At third-quarter end, the average price of homes in backlog was $737,000, compared to $709,000 at FY 2013’s third-quarter end.

•	In FY 2014’s third quarter, the Company’s gross margin, excluding interest and write-downs, was 26.8%, compared to 23.6% in FY 2014’s second quarter and 25.1% in FY 2013’s third quarter.

•
SG&A as a percentage of revenue improved to 10.4% in FY 2014’s third quarter, compared to 11.5% in FY 2014’s second quarter (excluding $5.1 million of costs related to the acquisition of Shapell Homes, which closed on February 4, 2014) and 12.9% in FY 2013’s third quarter.

•	Third quarter operating margin improved to 12.3% from 7.9% in FY 2014’s second quarter and 8.0% in FY 2013’s third quarter.

•
The Company ended its third quarter with 256 selling communities, compared to 252 at FY 2014’s second-quarter end and 225 at FY 2013’s third-quarter end. Eight of the selling communities were acquired in the Company’s purchase of Shapell Homes in February 2014.

•
The Company ended FY 2014’s third quarter with a net debt-to-capital ratio(1) of 43.3%, compared to approximately 47.0% (pro forma) upon closing the acquisition of Shapell Homes, and 45.1% at FY 2014’s second-quarter end.

•	In addition to approximately $386.7 million of cash and marketable securities, the Company ended its third quarter with $1.44 billion available under its various credit facilities.

Douglas C. Yearley, Toll Brothers’ chief executive officer, stated: “Revenues and earnings this quarter were up significantly, 53% and 110% respectively, compared to one year ago. Although net signed contracts of $949.1 million and 1,324 units were down in dollars by 4%, or $43.5 million, and in units by 6%, or 81 units, on a higher community count compared to one year ago, unconsolidated home building joint ventures in which we are a 50% partner signed 34 contracts totaling $75.5 million, compared to 22 contracts totaling $17.7 million in FY 2013’s third quarter.
“We are encouraged by our traffic, which was up 13% on a per community basis for the quarter compared to FY 2013. This pattern has continued into August, with traffic up 19% per community versus last August. Meanwhile non-binding deposits were up 18% gross and 4% per community in August, while contracts were down 7% gross and 19% per community. Generally, deposits take two to six weeks to convert to agreements.

“Although we have seen some lessening of pricing power in the past year, we have not felt the need to incentivize to spur home sales. Because we generally do not build ‘spec’ homes, we are not under pressure to move standing inventory. We are driven by bottom-line growth and are pleased with our continued margin expansion through what we still believe is a recovering, albeit bumpy, housing cycle. We have been particularly pleased with our performance in a number of the markets we have targeted for growth, especially Coastal California, Texas, and the urban New York City area.
“With pent-up demand still yet to be unleashed, we are growing community count in attractive locations. Several recent studies, including one last month in Builder Magazine, have rated our land portfolio highest among the major builders in terms of quality of school districts in which they are located. We believe this is a key factor for many of our buyers in selecting a home. We remain committed to finding the best land in the best locations for the best communities for our clients. We believe this leaves us well-positioned as the market returns to more typical levels of demand and new home production.
“Our Apartment Living division is ramping up. In addition to two completed joint venture communities comprised of 1,450 units, we currently have five joint ventures with more than 1,900 units under construction plus another 2,550 units in the approval pipeline. These communities are primarily in upscale urban and suburban markets where we also have a strong for-sale presence. We are looking to expand our Apartment Living brand, which we believe will broaden our reach in the luxury market, create value and provide another source of cash flow.”
Martin Connor, Toll Brothers’ chief financial officer, stated: “Profit margins improved this quarter as did our SG&A as a percentage of revenue. In addition, we have now generated nearly $87 million in pre-tax joint venture and other income in the first nine months of FY 2014 and our unconsolidated home building joint ventures, of which we own 50%, have signed $243.2 million of contracts, compared to $39.9 million in the comparable period in FY 2013.
“The integration of our recently acquired Shapell operation is nearly complete. Since the deal was announced, our cash generation strategies - both through Shapell and other means - to reduce the temporary leverage associated with that acquisition, have produced approximately $230 million of cash to-date with another $50 million anticipated in the next few weeks. Our net-debt-to-capital ratio now stands at 43.3%, compared to 47.0% (on a pro forma basis) when the Shapell acquisition was completed. With nearly $1.9 billion of liquidity, we are well-positioned for future opportunities.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance: We are narrowing our previous guidance for FY 2014 full-year deliveries to between 5,300 and 5,500 homes from the previous range of 5,100 to 5,850. We now believe the average price of deliveries for the full FY 2014 will be between $710,000 and $725,000 per home, compared to between $690,000 and $720,000 in our previous guidance. This would produce total home sale revenue for FY 2014 of between $3.76 billion and $3.99 billion, compared to $2.67 billion and 4,184 homes in FY 2013. We now expect that full FY 2014’s gross margin (after interest) will improve between 185 and 200 basis points compared to FY 2013, versus 175 to 200 basis points in our previous guidance. We are also narrowing the range of expected selling communities at FYE 2014 to between 255 and 275 communities from the 250-290 range in our previous guidance.
“As has been our practice in the past, we intend to give preliminary guidance for FY 2015 when we announce fourth quarter results in December 2014.”
Robert I. Toll, executive chairman, stated: “The national housing data has been somewhat volatile in recent months. Without real urgency pushing buyers to make a decision, general industry demand continues to be impacted by uncertainty about the economy and world events, improving but fragile consumer confidence and reduced affordability due to rising prices and limited personal income growth. One data point we do have confidence in is the low level of production compared to historic norms. Population grew during the recession and has continued to increase since then. Based on trends over more than forty years, the industry should be building 50% more homes this year than its current pace to meet the increased population demographics.
“At some point, this pent-up demand will be released, which will add momentum to the entire housing market. With our large, diversified land portfolio, our suburban communities for the move-up, empty-nester and active adult markets, our established City Living brand, and our expanding Apartment Living offerings, we are well-positioned as the market improves. By casting a wide net, we remain committed to reach as many niches of the luxury housing market as possible.”
The financial results for the third-quarter and nine-months ended July 31, 2014 (unaudited):

▪
FY 2014’s third-quarter total revenues of $1.06 billion and 1,444 units increased 53% in dollars and 36% in units compared to FY 2013’s third-quarter total revenues of $689.2 million and 1,059 units. The average price of homes delivered was $732,000, compared to $706,000 in FY 2014’s second quarter and $651,000 in FY 2013’s third quarter.

▪
In addition, in FY 2014’s third quarter, unconsolidated home building joint ventures in which the Company is a 50% partner delivered 21 units totaling $16.4 million of revenues, compared to FY 2013’s third-quarter deliveries of 11 units totaling $8.8 million of revenues. The income from these joint ventures was reported in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	FY 2014’s third-quarter gross margin, excluding interest and write-downs, improved to 26.8%, compared to 23.6% in FY 2014’s second quarter and 25.1% in FY 2013’s third quarter.

▪	Interest included in cost of sales decreased to 3.5% of revenues in FY 2014’s third quarter from 4.2% of revenues in FY 2013’s third quarter.

▪	SG&A as a percentage of revenue improved to 10.4%, compared to 11.5% in FY 2014’s second quarter (excluding $5.1 million of Shapell acquisition costs) and 12.9% in FY 2013’s third quarter.

▪	Third quarter Income from Operations of $129.6 million represented 12.3% of revenues in FY 2014’s third quarter, compared to $55.2 million and 8% of revenues in FY 2013's third quarter.

▪	Other Income and Income from Unconsolidated Entities totaled $21.7 million for FY 2014’s third quarter, compared to $13.1 million in FY 2013’s same quarter.

▪
FY 2014’s third-quarter pre-tax income was $151.3 million, compared to FY 2013’s third-quarter pre-tax income of $68.3 million. FY 2014’s third-quarter pre-tax income included inventory write-downs of $6.0 million: $4.8 million of the inventory write-downs was attributable to one operating community and $1.2 million to land controlled for future communities. FY 2013’s third quarter included pre-tax write-downs of 0.2 million.

▪	FY 2014’s third-quarter net income was $97.7 million, or $0.53 per share, compared to FY 2013’s third-quarter net income of $46.6 million, or $0.26 per share.

▪	FY 2014’s nine-month total revenues of $2.56 billion and 3,590 units increased 57% in dollars and 33% in units, compared to FY 2013’s nine-month period totals of $1.63 billion and 2,699 units.

▪
In addition, in FY 2014’s first nine months, unconsolidated home building joint ventures in which the Company is a 50% partner delivered $39.6 million of homes, compared to $28.7 million in the nine-month period of FY 2013. The income from these joint ventures was reported in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	Nine month Income from Operations of $229.5 million represented 9.0% of revenues in FY 2014, compared to $72.3 million representing 4.4% of revenues in FY 2013.

▪	Other Income and Income from Unconsolidated Entities totaled $86.6 million for the first nine months of FY 2014, compared to $45.3 million in FY 2013’s first nine months.

▪
FY 2014’s nine-month pre-tax income was $316.0 million, compared to FY 2013’s nine-month pre-tax income of $117.5 million. FY 2014’s nine-month pre-tax income included pre-tax inventory write-downs of $9.9 million: $7.7 million of the inventory write-downs was attributable to operating communities and $2.2 million to land controlled for future communities. FY 2013’s first nine months included pre-tax write-downs of $2.0 million.

▪	FY 2014’s nine-month net income was $208.5 million, or $1.13 per share, compared to FY 2013’s nine-month net income of $75.7 million, or $0.43 per share.

▪
The Company’s FY 2014 third-quarter net signed contracts of $949.1 million and 1,324 units decreased by 4% in dollars and 6% in units, compared to FY 2013’s third-quarter net signed contracts of $992.6 million and 1,405 units.

▪
In FY 2014’s third quarter, unconsolidated home building joint ventures in which the Company is a 50% partner, signed 34 contracts for $75.5 million of homes, compared to 22 agreements for $17.7 million in the third quarter of FY 2013.

▪	On a per-community basis, FY 2014’s third-quarter net signed contracts were 5.25, compared to third quarter totals of 6.24 in FY 2013, 4.87 in FY 2012, 3.51 in FY 2011, and 3.69 in 2010.

▪	The average price per unit of net contracts signed in FY 2014’s third quarter was $717,000, compared to $729,000 in FY 2014’s second quarter and $707,000 in FY 2013’s third quarter.

▪
In FY 2014’s third quarter, the average price of contracts signed in unconsolidated home building joint ventures in which the Company is a 50% partner was $2,221,000 in FY 2014’s third quarter, compared to $2,105,000 in FY 2014’s second quarter and $805,000 in FY 2013’s third quarter. The growth in average price in second- and third-quarter FY 2014 joint venture contracts was primarily attributable to Pierhouse at Brooklyn Bridge Park, the Company’s 50%-50% joint venture with Starwood Capital in which the average price of contracts signed was $3,533,000 in the second quarter and $5,473,000 in the third quarter of FY 2014.

▪
FY 2014 nine-month net signed contracts of $2.93 billion and 3,989 units increased 5% in dollars and decreased 3% in units, compared to net signed contracts of $2.80 billion and 4,131 units in FY 2013’s nine-month period.

▪
In FY 2014’s first nine months, unconsolidated home building joint ventures in which the Company is a 50% partner signed net contracts of $243.2 million and 121 units, compared to net signed contracts of $39.9 million and 54 units in FY 2013’s same nine-month period.

▪
FY 2014’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.6%, compared to 4.6% in FY 2013’s third quarter. As a percentage of beginning-quarter backlog, FY 2014’s third-quarter cancellation rate was 2.2%, compared to 1.9% in FY 2013’s third quarter.

▪	In FY 2014, third-quarter-end backlog of $3.1 billion and 4,204 units increased 9% in dollars and 5% in units, compared to FY 2013’s third-quarter end backlog of $2.8 billion and 4,001 units.

▪
At July 31, 2014, unconsolidated home building joint ventures in which the Company is a 50% partner had a backlog of 134 units and $249.9 million, compared to 54 units and $38.4 million at July 31, 2013.

▪	The average price of units in FY 2014’s third-quarter end backlog was $737,000, compared to $742,000 at FY 2014’s second-quarter end and $709,000 at FY 2013’s third-quarter end.

▪
For unconsolidated home building joint ventures in which the Company is a 50% partner, the average price of units in FY 2014’s third-quarter-end backlog was $1,865,000, compared to $711,000 in FY 2013’s third quarter.

▪
In FY 2014’s third quarter and first nine months, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income, including income from a joint venture in which it has an interest, of $5.1 million and $11.0 million respectively, compared to FY 2013’s third quarter and first nine month results of $4.6 million and $8.8 million.

▪
The Company ended its FY 2014 third quarter with $386.7 million in cash and marketable securities, compared to $364.8 million at 2014’s second-quarter end and $1.02 billion at 2013’s third-quarter end. At FY 2014’s third-quarter end, the Company had $940.3 million available under its $1.035 billion, 15-bank, five-year credit facility, which matures in August 2018 and $500 million under its 364-day credit facility which matures in February 2015.

▪	The Company’s Stockholders’ Equity at FY 2014’s third-quarter end was $3.80 billion, compared to $3.33 billion at FYE 2013.

▪	The Company ended FY 2014’s third quarter with a net debt-to-capital ratio(1) of 43.3%, compared to 45.1% at FY 2014’s second-quarter end, and 31.9% at FY 2013’s third-quarter end.

▪
The Company ended FY 2014’s third quarter with approximately 49,000 lots owned and optioned, compared to approximately 50,400 one quarter earlier, approximately 47,200 one year earlier, and approximately 91,200 at its peak at FY 2006’s second-quarter end. At 2014’s third-quarter end, approximately 38,300 of these lots were owned, of which approximately 14,600 lots, including those in backlog, were substantially improved.

▪
The Company ended FY 2014’S third quarter with 256 selling communities, compared to 252 at FY 2014’s second-quarter end and 225 at FY 2013’s third-quarter end. The Company expects to end FY 2014 with between 255 and 275 selling communities.

▪
Based on FY 2013’s third-quarter-end backlog and the pace of activity at its communities, the Company currently estimates that it will deliver between 1,710 and 1,910 homes in its fourth quarter. The Company believes its average delivered price for the full FY 2014 will be between $710,000 and $725,000 per home. This would produce total home sale revenues for FY 2014 of between $3.76 billion and $3.99 billion and total home deliveries for FY 2014 of between 5,300 and 5,500. This compares to $2.67 billion and 4,184 homes in FY 2013.

(1)
Net debt-to-capital ratio is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, September 3, 2014, to discuss these results and its outlook for the remainder of FY 2014. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers is honored to have been named in 2014 as Builder of the Year by BUILDER Magazine, and was awarded Builder of the Year in 2012 by Professional Builder Magazine, the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Forward Looking Statement
Information presented herein for the third quarter ended July 31, 2014 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2014	October 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$374,649	$772,972
Marketable securities	12,006	52,508
Restricted cash	22,401	32,036
Inventory	6,593,804	4,650,412
Property, construction and office equipment, net	131,509	131,320
Receivables, prepaid expenses and other assets	252,516	229,295
Mortgage loans held for sale	98,535	113,517
Customer deposits held in escrow	55,820	46,888
Investments in and advances to unconsolidated entities	443,285	403,133
Investment in distressed loans	4,251	36,374
Investment in foreclosed real estate	79,319	72,972
Deferred tax assets, net of valuation allowances	263,821	286,032
	$8,331,916	$6,827,459

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$636,126	$107,222
Senior notes	2,654,666	2,321,442
Mortgage company warehouse loan	87,830	75,000
Customer deposits	254,187	212,669
Accounts payable	226,734	167,787
Accrued expenses	536,670	522,987
Income taxes payable	128,881	81,188
Total liabilities	4,525,094	3,488,295

Equity:
Stockholders’ Equity
Common stock	1,779	1,694
Additional paid-in capital	700,337	441,677
Retained earnings	3,100,511	2,892,003
Treasury stock, at cost	(2)	—
Accumulated other comprehensive loss	(2,050)	(2,387)
Total stockholders' equity	3,800,575	3,332,987
Noncontrolling interest	6,247	6,177
Total equity	3,806,822	3,339,164
	$8,331,916	$6,827,459

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2014	2013	2014	2013
Revenues	$2,560,912	$1,629,765	$1,056,857	$689,160

Cost of revenues	2,019,262	1,311,039	817,232	545,089
Selling, general and administrative expenses	312,171	246,467	109,981	88,870
	2,331,433	1,557,506	927,213	633,959

Income from operations	229,479	72,259	129,644	55,201
Other:
Income from unconsolidated entities	38,192	8,844	950	768
Other income - net	48,373	36,444	20,731	12,284
Income before income taxes	316,044	117,547	151,325	68,253
Income tax provision	107,536	41,846	53,618	21,658
Net income	$208,508	$75,701	$97,707	$46,595
Income per share:
Basic	$1.17	$0.45	$0.55	$0.28
Diluted	$1.13	$0.43	$0.53	$0.26
Weighted-average number of shares:
Basic	177,591	169,237	178,217	169,268
Diluted	185,944	177,966	186,501	178,001

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2014	2013	2014	2013
Impairment charges recognized:
Cost of sales - land controlled for future communities	$2,198	$837	$1,192	$139
Cost of sales - operating communities	7,700	1,140	4,800	100
	$9,898	$1,977	$5,992	$239

Depreciation and amortization	$16,690	$19,137	$5,594	$6,370
Interest incurred	$123,267	$100,066	$40,638	$36,015
Interest expense:
Charged to cost of sales	$91,766	$71,905	$37,181	$28,915
Charged to other income - net	1,876	2,045	836	824
	$93,642	$73,950	$38,017	$29,739

Home sites controlled:
Owned	38,320	33,367
Optioned	10,717	13,814
	49,037	47,181

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended July 31,		Three Months Ended July 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	270	208	$163.5	$113.5
Mid-Atlantic	319	279	202.8	155.8
South	331	293	239.9	189.2
West	444	217	381.7	144.5
Traditional Home Building	1,364	997	987.9	603.0
City Living	80	62	69.0	86.2
Total consolidated	1,444	1,059	$1,056.9	$689.2

CONTRACTS
North	270	298	$173.0	$174.1
Mid-Atlantic	303	396	187.6	246.9
South	322	364	238.1	248.5
West	386	291	298.6	244.7
Traditional Home Building	1,281	1,349	897.3	914.2
City Living	43	56	51.8	78.4
Total consolidated	1,324	1,405	$949.1	$992.6

BACKLOG
North	984	952	$624.9	$545.9
Mid-Atlantic	970	996	598.7	624.0
South	1,033	1,033	759.6	710.5
West	998	834	814.9	727.7
Traditional Home Building	3,985	3,815	2,798.1	2,608.1
City Living	219	186	301.5	226.9
Total consolidated	4,204	4,001	$3,099.6	$2,835.0

	Nine Months Ended July 31,		Nine Months Ended July 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	718	529	$428.4	$288.0
Mid-Atlantic	865	774	552.3	425.9
South	841	660	576.6	411.9
West	1,025	624	889.5	385.8
Traditional Home Building	3,449	2,587	2,446.8	1,511.6
City Living	141	112	114.1	118.2
Total consolidated	3,590	2,699	$2,560.9	$1,629.8

CONTRACTS
North	754	856	$490.8	$483.9
Mid-Atlantic	933	1,136	578.1	675.5
South	918	944	662.7	639.0
West	1,222	951	1,005.9	762.4
Traditional Home Building	3,827	3,887	2,737.5	2,560.8
City Living	162	244	188.2	234.2
Total consolidated	3,989	4,131	$2,925.7	$2,795.0

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2014 and 2013, and for backlog at July 31, 2014 and 2013 is as follows:

	2014	2013	2014	2013
	Units	Units	$(Mill)	$(Mill)
Three months ended July 31,
Revenues	21	11	$16.4	$8.8
Contracts	34	22	$75.5	$17.7

Nine months ended July 31,
Revenues	49	36	$39.6	$28.7
Contracts	121	54	$243.2	$39.9

Backlog at July 31,	134	54	$249.9	$38.4